Exhibit 26(K)

[Letterhead of Transamerica Premier Life Insurance Company]

October 1, 2014

Board of Directors

Transamerica Premier Life Insurance Company

WRL Series Life Corporate Account

4333 Edgewood Road, NE

Cedar Rapids, Iowa 52499

Directors:

As Counsel of Transamerica Premier Life Insurance Company (the “Company”), I have participated in the preparation and review of the Registration Statement on Form N-6 filed with the U.S. Securities and Exchange commission under the Securities Act of 1933, as amended, for the purpose of changing the depositor of certain variable adjustable life insurance policies (the “Policies”) that are funded through WRL Series Life Corporate Account (the “Separate Account”, File No. 811-08833) from Western Reserve Life Assurance Co. of Ohio to Transamerica Premier Life Insurance Company. I have consulted with outside counsel and examined such documents and such law as I considered appropriate, and on the basis of such examination and consideration, it is my opinion that:

1. The Company has been duly organized under the laws of the State of Iowa and is a validly existing corporation.

2. The Separate Account has been duly created and validly exists as a separate account pursuant to the laws of the State of Iowa.

3. Iowa Law Section 508A.1 provides that the portion of the assets of any such separate account equal to the reserves and other contract liabilities with respect to such separate account shall not be chargeable with liabilities arising out of any other business the company may conduct.

4. The Policies, when issued in accordance with the prospectus constituting a part of the Registration Statement and upon compliance with applicable local law, are legal, validly issued and binding obligations of the Company in accordance with their respective terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/ Karen J. Epp

Karen J. Epp
Assistant Vice President, Counsel